Exhibit 10.1

Execution Copy

MERGER AGREEMENT

by and among

CARDIONET, INC.

GARDEN MERGER SUB, INC.

and

BIOTEL INC.

Dated as of November 5, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

EXHIBITS

Exhibit A – Plan of Merger
Exhibit B - Voting Agreement
Exhibit C - Gray, Plant & Mooty Opinion

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          MERGER AGREEMENT, dated as of November 5, 2010 (the “Agreement”), among CARDIONET, INC., a Delaware corporation (“Parent”), GARDEN MERGER SUB, INC., a Minnesota corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and BIOTEL INC., a Minnesota corporation (the “Company”).

W I T N E S S E T H :

          WHEREAS, the parties previously entered into a Merger Agreement, dated as of April 1, 2009 (the “Prior Agreement”).

          WHEREAS, the merger transaction contemplated by the Prior Agreement has not been consummated, and the parties have been engaged in litigation with respect thereto.

          WHEREAS, the parties have entered into a Settlement Agreement, of even date herewith (the “Settlement Agreement”), pursuant to which the parties have agreed, among other things, (i) to terminate the Prior Agreement, (ii) to settle the litigation with respect thereto and (iii) to enter into this Agreement, in each case in accordance with the terms and conditions set forth in the Settlement Agreement.

          WHEREAS the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

          WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger attached hereto as Exhibit A (the “Plan”) and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend to the shareholders of the Company approval of this Agreement and the Plan.

          WHEREAS, the Board of Directors of Parent has approved the transactions contemplated by this Agreement and the Plan and authorized the execution and delivery of this Agreement by Parent.

          WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the Plan and declared it advisable for Merger Sub to enter into this Agreement.

          WHEREAS, Merger Sub and the Company are sometimes herein referred to together as the “Constituent Corporations”; and the Company, as the surviving corporation in the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”.

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, which is incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

          Section 1.1     The Merger. On the Closing Date (as hereinafter defined), Merger Sub shall be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement and the Plan and in accordance with the Minnesota Business Corporation Act (the “MBCA”).

          Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at the Philadelphia office of Morgan, Lewis & Bockius LLP at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

          Section 1.3     Effective Date. The effective date of the Merger (the “Effective Date”) shall be the Closing Date or such later date as may be agreed by the Company and Merger Sub in writing and specified in the Articles of Merger in accordance with the MBCA.

          Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Plan and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Date, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

          Section 2.1     Effect on Capital Stock. As set forth in the Plan, at the Effective Date, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

                    (a)         Conversion of Company Common Stock. At the Effective Date, each share of common stock, par value $.01 per share, of the Company (such shares, collectively, “Company Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Date other than Dissenting Shares (as hereinafter defined), shall be converted automatically into, and shall thereafter represent the right to receive a per Share amount equal to:

•	$11,000,000, plus or minus (as the case may be)

•

the amount by which the Company’s consolidated working capital (current assets (excluding deferred tax assets) minus current liabilities (excluding deferred tax liabilities), determined in accordance with GAAP) immediately prior to the Closing is greater than, or less than, $3,600,000 (only as agreed by the parties at the Closing), minus

•	the aggregate Option Consideration, divided by

•	the number of shares of Company Common Stock outstanding immediately prior to the Closing

(the “Merger Consideration”). All outstanding Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Date represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

                    (b)         Conversion of Merger Sub Common Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Date, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

                    (c)         Dissenters’ Rights. As set forth in the Plan, and notwithstanding any provision of this Agreement to the contrary, if required by the MBCA (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Date and that are held by holders of such Shares who have not voted in favor of the approval of the Plan or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 302A.473 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 302A.473 unless and until any such holder fails to perfect or effectively waives, withdraws or loses his, her or its rights to appraisal and payment under the MBCA. If, after the Effective Date, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Date, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Date, any holder of Dissenting Shares shall cease to have any rights with respect to the Company, except the rights provided in Section 302A.473 of the MBCA and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

                    (d)         Adjustments. If at any time during the period between the date of this Agreement and the Effective Date, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

          Section 2.2     Exchange of Certificates.

                    (a)         Paying Agent. At or prior to the Effective Date, Parent shall deposit, or shall cause to be deposited (including by requesting the Company to deposit unrestricted cash at Closing substantially as contemplated by Parent’s financing plan previously provided to the Company, which the Company hereby agrees to do to the extent legally permitted), with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the outstanding Shares immediately prior to the Effective Date, payable upon due surrender of the certificates that immediately prior to the Effective Date represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof), pursuant to the provisions of this Article II (such cash referred to herein being hereinafter referred to as the “Exchange Fund”).

                    (b)         Payment Procedures.

                         (i)         As soon as reasonably practicable after the Effective Date, Parent shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other customary provisions as Parent and the Company may mutually agree), and (B) instructions for effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

                         (ii)         Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

                    (c)         Closing of Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented or delivered to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

                    (d)         Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares one year after the Effective Date shall be delivered to the Parent upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Parent for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

                    (e)         No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                    (f)         Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to the Parent upon demand.

                    (g)         Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any holder of Certificates such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Service Code, as amended (the “Code”) or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made and (ii) Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall provide to the holders of such Certificates written notice of the amounts so deducted or withheld.

                    (h)         Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, as the case may be, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, as the case may be, a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate pursuant to this Article II.

          Section 2.3     Cancellation of Certain Shares. Each Share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in the Company SEC Documents (as hereinafter defined) filed at least ten (10) business days prior to the date hereof, to the extent the relevance of the disclosure is readily apparent and excluding any disclosures included in any such Company SEC Document that are predictive or cautionary in nature, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants, on behalf of itself and each of its Subsidiaries, to Parent and Merger Sub as follows:

          Section 3.1     Qualification, Organization, Subsidiaries, etc.

                    (a)         Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, all of which are listed in Section 3.1(a) of the Company Disclosure Schedule, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are or are reasonably likely to be materially adverse to (A) the business, financial condition, assets, liabilities or continuing operations of the Company and its Subsidiaries, taken as a whole or (B) the Company’s ability to perform its obligations under this Agreement or consummate the Merger prior to the End Date (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Parent has knowledge of such effect or change on the date hereof), but that are not a result of the announcement or consummation of the transactions contemplated by the Agreement. For the avoidance of doubt, neither the loss of business, business prospects or suppliers of the Company as a result of the announcement or consummation of the transactions contemplated by the Agreement, nor the Company’s failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period shall in and of itself constitute a Company Material Adverse Effect, but the underlying causes of such failure shall, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect. The Company has provided to Parent prior to the date of this Agreement a true and complete copy of (i) the Company’s amended and restated articles of incorporation and by-laws, each as amended through the date hereof and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board of Directors held since January 1, 2004 through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

                    (b)         Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified or licensed to do business, and the number of shares owned and percentage ownership represented by such share ownership). The Company owns, directly or indirectly, all of the outstanding shares of the capital stock or other equity interest of each of the Company’s Subsidiaries free and clear of any Lien. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other person.

                    (c)         The copies of the organizational documents of each Subsidiary, in each case as amended to date and provided to Parent’s and Merger Sub’s counsel, are true and complete copies thereof, and no amendments thereto are pending. None of the Company’s Subsidiaries is in default in the performance, observation or fulfillment of its obligations under its respective organizational documents. The Company has provided to Parent prior to the date hereof (i) complete and correct copies of by-laws or similar governing documents of each of its Subsidiaries and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of its Subsidiaries’ stockholders, boards of directors and each committee of such Boards of Directors held since inception through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

          Section 3.2     Capital Stock.

                    (a)         The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of September 30, 2010, (i) 2,783,827 shares of Company Common Stock were issued and outstanding, (ii) 7,236,123 shares of Company Common Stock were held in treasury, (iii) 650,000 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company’s 1999 Incentive Compensation Plan (the “Company Stock Plan”), (iv) 141,000 shares of Company Common Stock were issuable upon exercise of duly and validly issued Company Stock Options, (v) no shares of Company Preferred Stock were issued and outstanding, and (vi) each outstanding Company Stock Option was granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and have not been issued in violation of any federal or state securities Laws. As of the date of this Agreement, the authorized capital stock of Agility Centralized Research Services, Inc., a Minnesota corporation, consists of 10,000,000 shares of common stock, par value $0.01 per share, 1,000,000 of which are validly issued and outstanding and the authorized capital stock of Braemar, Inc., a North Carolina corporation, consists of 1,000,000 shares of common stock, no par value per share. All of the issued and outstanding capital stock of each of the Company’s Subsidiaries is, and at the Effective Date will be, owned by the Company. None of the Company’s Subsidiaries has outstanding any option, warrant, right, or any other agreement pursuant to which any person other than the Company may acquire any equity security of the Company’s Subsidiaries.

                    (b)         Except as set forth in subsection (a) above, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock. Included in Section 3.2(b) of the Company Disclosure Schedule is a correct and complete list, as of November 5, 2010, of all outstanding Company Stock Options (all of which have been duly and validly issued) and, for each such option, the number of shares of Company Common Stock subject thereto, the exercise price thereof, the expiration date and the name of the holder thereof. Except for the foregoing, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Company Common Stock that were reserved for issuance pursuant to Company Stock Options or otherwise set forth in this Section 3.2(b), the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors have not authorized any of the foregoing. Pursuant to the terms of the Company Stock Plan, all Company Stock Options shall immediately vest on the Closing Date and shall be fully exercisable on such date. The Company has not declared or paid any dividend or distribution in respect of the Company Common Stock.

                    (c)         Except for the Company Stock Options listed in Section 3.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

                    (d)         There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

          Section 3.3     Corporate Authority Relative to This Agreement; No Violation.

                    (a)         The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement including the Merger, the Plan, the Voting Agreements and the transactions contemplated hereby and thereby, (ii) approved the execution, delivery and performance of this Agreement and the Plan and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the shareholders of the Company approve this Agreement and the Plan (the “Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Meeting (as hereinafter defined). Except for the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

                    (b)        The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any state, federal or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) other than (i) the filing of the Articles of Merger, (ii) compliance with applicable federal or state antitrust, competition or similar Laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing of the Proxy Statement (as hereinafter defined), (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (v), the “Company Approvals”), and other than any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, have a Company Material Adverse Effect (the definition of which, for the purposes of this Section 3.3(b) and for purposes of Section 6.3(a) as it relates to this Section 3.3(b), shall be interpreted so that facts or changes resulting from the announcement or consummation of the transactions contemplated by this Agreement shall not be excluded from the definition of Company Material Adverse Effect) or (B) prevent or materially delay the consummation of the Merger.

                    (c)        The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith, provided adequate accruals or reserves have been established in accordance with GAAP, or (B) which is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents (each of the foregoing, a “Company Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect (the definition of which, for the purposes of this Section 3.3(c) and for purposes of Section 6.3(a) as it relates to this Section 3.3(c), shall be interpreted so that facts or changes resulting from the announcement or consummation of the transactions contemplated by this Agreement shall not be excluded from the definition of Company Material Adverse Effect).

          Section 3.4     Reports and Financial Statements.

                    (a)        The Company has timely filed or furnished (or filed or furnished within any applicable extension periods, themselves timely invoked) all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2005 (such documents and reports, together with any reports filed by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents and reports required to be filed or furnished after the date hereof and prior to the Effective Date by the Company (together with any reports filed by the Company with the SEC on a voluntary basis on Form 8-K, the “New Company SEC Documents”) with the SEC (which will be filed on a timely basis) will comply, in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents contained, and none of the New Company SEC Documents will contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

                    (b)          Each offering or sale of securities by the Company since January 1, 1998 (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Law, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. The Company has delivered to Parent all comment letters received since January 1, 1998, by the Company from the staff of the SEC and all responses to such letters by or on behalf of with all respect to all SEC Documents. The Company’s principal executive officer and principal financial officer (and the Company’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the Exchange Act thereunder with respect to the Company’s SEC Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. No Company Subsidiary is required to file any Company SEC Documents.

                    (c)          The consolidated financial statements of the Company included in the Company SEC Documents and the New Company SEC Documents comply and will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended is in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved.

                    (d)          The Company’s independent public accountants, which have expressed their opinion with respect to the financial statements of the Company and its Subsidiaries whether or not included in the Company SEC Documents, is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (y) “independent” with respect to the Company within the meaning of Regulation S-X, and (z) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related securities Laws. Section 3.4(d) of the Company Disclosure Schedule lists all non-audit services performed by the Company’s independent public accountants for the past three fiscal years and year to date.

                    (e)          The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer.

Section 3.4(e) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company’s management has completed assessments of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended June 30, 2008, 2009 and 2010, and such assessments concluded that as of June 30, 2008, 2009 and 2010, such controls were effective. The Company has disclosed, in the Company’s SEC Reports, any changes in the Company’s internal control over financial reporting that materially affected, or were reasonably likely to materially affect, the Company’s internal control over financial reporting, and the Company has further disclosed, based on its most recent evaluation of such internal control over financial reporting that occurred prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

          Section 3.5     Assets.

                    (a)         The Company and each of its Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective assets. All such assets used in the businesses of the Company or any of its Subsidiaries are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, are adequate for the conduct of such businesses as currently conducted. Section 3.5(a) of the Company Disclosure Schedule separately lists all assets used in the businesses of the Company and any of its Subsidiaries, including molds, tools, dies and schematics, that are in the possession of third parties, including suppliers, identifying with respect to each asset the third party in possession thereof.

                    (b)         The Company and each of its Subsidiaries currently maintain insurance with reputable insurers. None of the Company or any of its Subsidiaries has received written notice from any insurance carrier, or have any reason to believe that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to the Company or any of its Subsidiaries, any act or occurrence, or that any asset, officer, director, employee or agent of the Company or any Subsidiary will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $1,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by the Company or any Subsidiary under such policies. The Company has made no claims, and no claims are contemplated to be made, under any errors and omissions or other insurance or blanket bond.

                    (c)         The assets of the Company and its Subsidiaries include all assets required by the Company and its Subsidiaries to operate the business of the Company and its Subsidiaries as presently conducted. The current assets of the Company and its Subsidiaries are appropriately valued in their books and records and on their financial statements at the lower of cost or market.

          Section 3.6     No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets included in the Company SEC Documents, and (b) as expressly permitted or contemplated by this Agreement, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

          Section 3.7     Compliance with Law; Permits.

                    (a)         The Company and each of the Company’s Subsidiaries are in compliance with, and are not in any respect in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement or any other legal requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) which is material to their business or where the failure to comply would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (b)         The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect.

          Section 3.8     Environmental Laws and Regulations.

                    (a)         The Company and its Subsidiaries and their respective businesses are in and have been in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance included obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of the Company and any of its Subsidiaries and their respective businesses. There are no Hazardous Substances (as hereinafter defined) present in amounts exceeding the levels permitted by applicable Environmental Laws on, in, at, under or from any of the properties currently or previously owned or currently leased by the Company or any of its Subsidiaries. There are no underground storage tanks owned by the Company or any of its Subsidiaries, or located at any facility currently owned or operated by the Company or any of its Subsidiaries. There are no unsatisfied financial assurance or closure requirements under Environmental Laws pertaining to any property now or at any time owned, operated, leased or otherwise used by the Company or any of its Subsidiaries or former subsidiaries. From January 1, 1998 to the date hereof, neither the Company nor any of its Subsidiaries has received any notices, claims, demand letters or requests for information or other written communication from any Governmental Entity or any other person indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any real property currently or formerly owned or currently leased by the Company or any of its Subsidiaries (collectively, “Environmental

Claims”) and, to the knowledge of the Company, no Environmental Claims have been threatened. No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties currently or previously owned or currently leased by the Company or any of its Subsidiaries. Neither the Company, its Subsidiaries nor any of their respective current, or to the knowledge of the Company, former owned or leased properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. The Company has provided to Parent copies of all environmental assessments, audits, investigations or similar reports relating to the environment or Hazardous Substances as well as any correspondence related to any pending or threatened Environmental Claim, to the extent in the possession, custody or control of the Company.

                    (b)         As used herein, “Environmental Law” means any Law (including common law) relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as in effect at the date hereof.

                    (c)         As used herein, “Hazardous Substance” means any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas (except as may be naturally occurring).

                    (d)         All references in this Section 3.8 to the Company and its Subsidiaries shall include all predecessors and predecessors in business of the Company and each of its Subsidiaries, as applicable.

          Section 3.9     Employee Benefit Plans.

                    (a)         Section 3.9(a)(i) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, salary continuation, health or life insurance or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company, its Subsidiaries or any of its ERISA Affiliates (as hereinafter defined) for the benefit of current or former employees, directors or consultants of the Company, its Subsidiaries or any of its ERISA Affiliates or to which the Company, its Subsidiaries or any of its ERISA Affiliates has any obligation or liability (contingent or otherwise).

                    (b)         The Company has heretofore provided to Parent true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) or other annual report, as applicable, and accompanying schedules, if any; (iii) the most recent determination letter from the U.S. Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) the most recent actuarial report, if any; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Benefit Plans.

                    (c)         Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. With respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, materially exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits. No Company Benefit Plan provides a material amount of health benefit coverage (whether or not insured), with respect to current or former employees or directors of the Company, its Subsidiaries or any of its ERISA Affiliates beyond their retirement or other termination of service, other than coverage mandated by applicable Law and at the expense of the employee or the employee’s beneficiary. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder. No Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. All contributions or other amounts payable by the Company, its Subsidiaries or any of its ERISA Affiliates as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP and no material accumulated funding deficiencies exist with respect to any of the Company Benefit Plans subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor its Subsidiaries or ERISA Affiliates has engaged in a transaction in connection with which the Company, its Subsidiaries or its ERISA Affiliates reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, or any trusts related thereto (including claims by any Governmental Entity), which could reasonably be expected to result in liability to the Company, its Subsidiaries and its ERISA Affiliates taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                    (d)         The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company, its Subsidiaries or any of its ERISA Affiliates to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No payments or benefits under a Company Benefit Plan or other agreement of the Company, its Subsidiaries or any ERISA Affiliate of the Company will be considered an “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan triggers the imposition of penalty taxes under Section 409A of the Code. Since January 1, 2009, each Company Benefit Plan that is subject to Section 409A of the Code has complied with Section 409A of the Code and the final regulations issued thereunder. No payments or benefits under a Company Benefit Plan or other agreement of the Company, any of its Subsidiaries or any of its ERISA Affiliates are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Neither the Company, any of its Subsidiaries nor any of its ERISA Affiliates has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                    (e)         Neither the Company, any of its Subsidiaries, nor any of its ERISA Affiliates has made a plan or commitment, whether or not legally binding, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan. No statement, either written or oral, has been made by the Company, any of its Subsidiaries or any of its ERISA Affiliates to any person with regard to any Company Benefit Plan that was not in accordance with the terms of an existing Company Benefit Plan and that could have an material adverse economic consequence to the Company, any of its Subsidiaries or any of its ERISA Affiliates. All Company Benefit Plans may be amended or terminated without penalty by the Company, any of its Subsidiaries or any of its ERISA Affiliates at any time on or after the Closing.

          Section 3.10    Absence of Certain Changes or Events.

                    (a)         Since June 30, 2008, except as otherwise contemplated or required by this Agreement or the Prior Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

                    (b)         Since June 30, 2008, neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1(b) hereof that if taken after the date hereof and prior to the Effective Date without the prior written consent of Parent would violate such provision.

                    (c)         Since June 30, 2008, no condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any assets of the Company or its Subsidiaries, whether or not covered by insurance, has occurred which would have, individually or in the aggregate, a Company Material Adverse Effect.

                    (d)         Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, since June 30, 2008, no termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or its Subsidiaries has occurred.

                    (e)         Since June 30, 2008, no material Tax election has been made with respect to the Company, there has been no material change in any of its methods of Tax accounting and no settlement of any claim for Taxes with respect to the Company has been made.

          Section 3.11    Investigations; Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, as of the date hereof, there is no action, suit, proceeding, arbitration or, to the knowledge of the Company, investigation pending or threatened (a) against the Company or any of its Subsidiaries at Law or in equity or before any Governmental Entity or (b) that seeks restraint, prohibition, damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, writs, stipulations or awards by any Governmental Entity against the Company or any of its Subsidiaries.

          Section 3.12    Proxy Statement; Other Information. The proxy statement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the approval of this Agreement and the Plan and related matters by the shareholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing.

          Section 3.13    Regulatory Compliance.

                    (a)         All products and services of the Company or any of its Subsidiaries that are subject to regulation by the United States Food and Drug Administration (the “FDA”) and other applicable U.S. federal, state or local regulatory agencies, are manufactured, produced, tested, developed, processed, labeled, stored, distributed, and marketed in compliance in all material respects with all applicable regulations, guidelines and orders administered or issued by the FDA and any other applicable U.S. federal, state and local regulatory agencies, including without limitation, the following:

•	FDA Quality System Regulation;

•	FDA Establishment Registration requirements;

•	FDA Medical Device Listing requirements;

•	FDA Premarket Notification (510(k)) regulations;

•	FDA Labeling regulations; and

•	FDA Medical Device Reporting regulations.

                    (b)         All manufacturing sites and product and service facilities of the Company and its Subsidiaries are operated in compliance in all material respects with (i) the FDA’s Establishment Registration requirements and Quality System Regulation requirements at 21 C.F.R. Part 820, and (ii) any state requirements for manufacturing and distribution facilities, as applicable.

                    (c)         Each product manufactured, produced, tested, developed, processed, labeled, stored, sold, or distributed by or on behalf of the Company or any of its Subsidiaries (and any modification thereof, as applicable) has received to the extent required Section 510(k) clearance(s) from the FDA clearing such product for commercial distribution. None of the Company’s or its Subsidiaries’ current products (including any products under development) are the subject of or require FDA premarket approval, or the subject of any pre-clinical or clinical trial.

                    (d)         Each product distributed, sold or leased, or service rendered, by the Company or any of its Subsidiaries complies in all material respects with all applicable product safety and electrical safety standards of each applicable product and electrical safety agency, commission, board or other Governmental Entity.

                    (e)         Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting fraud, untrue statements, bribery and illegal gratuities or any similar policy.

                    (f)         There are no pending or, to the knowledge of the Company, threatened FDA warning letters; recalls (either voluntary or mandatory), market withdrawals, field actions, or seizures; revocations, withdrawals, suspensions or cancellations of prior FDA or other governmental approval or clearance; internal stop-ships; banned or administratively detained products; or other enforcement actions or sanctions by or before the FDA in connection with any products currently manufactured, produced, tested, developed, processed, labeled, stored, sold, or distributed by or on behalf of the Company or any of its Subsidiaries.

                    (g)         The Company and each of its Subsidiaries has obtained all necessary foreign government agency licenses, approvals, permits and authorizations for sale and distribution of its products and provision of its services, as applicable, to each foreign country or jurisdiction in which such products or services is currently sold, leased, marketed or otherwise commercially distributed and provided and is in compliance with applicable Laws of such countries and/or jurisdictions.

                    (h)         None of the Company or any of its Subsidiaries has been required to enter into any business associate agreements pursuant to 45 C.F.R. Sections 164.502(e) or 504(e).

          Section 3.14    Tax Matters.

                    (a)         The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (whether or not show on a Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP. All Tax Returns of the Company and each of its Subsidiaries for all periods ending on or before December 31, 2005, have been examined by the relevant taxing authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired). There are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Tax matters. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than the Company Permitted Liens. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). The Company and each of its Subsidiaries have withheld and paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E)

prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations. No written claim has been made within the previous five (5) years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns but where the Company or any of its Subsidiaries is or may be subject to taxation or must file Tax Returns. Since January 1, 2003, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

                    (b)         For purposes of Section 3.14(a), any reference to the Company or a Subsidiary shall be deemed to include any person which merged or was liquidated into such entity since January 1, 2003.

                    (c)         As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and any liability for the foregoing payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

          Section 3.15    Labor Matters.

                    (a)         Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a strike or work stoppage or to any labor dispute. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

                    (b)         To the Company’s knowledge, no Company employee has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any manner discriminated against a Company employee or any of its Subsidiaries in the terms and conditions of employment because of any act of any such employee described in 18 U.S.C. Section 1514A(a).

                    (c)         All of the employees of the Company and each of its Subsidiaries are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each of the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment, employment practices, equal employment opportunity, immigration, collective bargaining, payment of social security and similar Taxes, and wages and hours, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (d)         Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, (i) each current employee of the Company or any of its Subsidiaries has, (ii) substantially all such former employees whose relationships with the Company or a Subsidiary ended in the past five years have, and (iii) substantially all current consultants to the Company or any of its Subsidiaries (and substantially all such former consultants whose relationships with the Company or a Subsidiary ended in the past five years) in the electronic and software development areas have, executed and delivered to the Company a Confidentiality, Assignment of Inventions and Non-Compete Agreement substantially in the form included in Section 3.15(d) of the Company Disclosure Schedule and all such agreements (and all other similar agreements that may be listed in Section 3.15(d) of the Company Disclosure Schedule) are enforceable by the Company or Subsidiary party thereto in accordance with their terms, subject to general principles of equity, whether considered in a proceeding at law or in equity.

          Section 3.16    Intellectual Property.

                    (a)         The Company through itself or its Subsidiaries owns free and clear of all Liens or possesses valid and enforceable licenses to use, all material patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor and any renewals, modifications or extensions thereof, logos, brand names, trade dress, Internet domain names, know-how, computer software programs or applications including all object and source codes and tangible or intangible proprietary information or material and all goodwill associated therewith that are used to conduct the business of the Company and any of its Subsidiaries as currently conducted and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (the “Company Intellectual Property”).

                    (b)         Section 3.16(b) of the Company Disclosure Schedule includes a complete and accurate list of all granted and issued material patents, registered and unregistered trademarks, registered and unregistered service marks and trade names, registered domain names and registered copyrights, and all applications for the same, included in the Company Intellectual Property owned by the Company and its Subsidiaries, indicating as to each item as applicable, (i) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed; (ii) the respective issuance, registration, or application number of the item; and (iii) the dates of application, issuance or registration of the item.

                    (c)         Section 3.16(c) of the Company Disclosure Schedule also includes a complete and accurate list of all material licenses or other agreements (i) by which the Company or any of its Subsidiaries is authorized to use any third party’s intellectual property that is currently used in the conduct of the Company’s or its Subsidiaries’ business (excluding off-the-shelf computer programs), and (ii) by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use any Company Intellectual Property owned by Company or its Subsidiaries. With respect to all intellectual property licensed from third parties, the right to use such intellectual property is free and clear of all Liens, and subject only to the restrictions and limitations set forth in the applicable written license agreements.

                    (d)         There are no actions that must be taken within 120 days of the Closing, including payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property described in Section 3.16(b) of the Company Disclosure Schedule.

                    (e)         Except as set forth is Section 3.16(e) of the Company Disclosure Schedule, the Company has not received any notice of any conflict with or violation or infringement of or any claims of conflict with, any rights of any other person with respect to the Company Intellectual Property owned by the Company, nor, to the knowledge of the Company, does any third party have any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property owned by the Company. All granted and issued patents, all registered trademarks, registered service marks and registered copyrights described in Section 3.16(b) of the Company Disclosure Schedule are valid, enforceable and subsisting. To the knowledge of the Company, there has not been and there is not any unauthorized use, infringement or misappropriation by any third person of any of the Company Intellectual Property owned by the Company.

                    (f)         The Company and its Subsidiaries have used commercially reasonable efforts to safeguard and maintain the rights of the Company in the Company Intellectual Property, and the secrecy and confidentiality of the material trade secrets and the source code of any proprietary software owned, used or licensed by the Company in the operation of the Company and its Subsidiaries. To the knowledge of the Company, there has not been, and there is not, any unauthorized disclosure or misappropriation of any such trade secrets. Without limiting the foregoing, the Company and each of its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/nondisclosure agreement substantially in the form(s) provided to Parent and all employees and contractors of the Company and its Subsidiaries have executed such an agreement.

                    (g)         The Company and Subsidiaries have not entered into any contracts with any Governmental Entity pursuant to which any of the Company, Subsidiaries or any employees or consultants of the Company or Subsidiaries are required to assign any rights in the Company Intellectual Property in favor of the United States or foreign governments (or any of their respective agencies).

          Section 3.17    Opinion of Financial Advisor. The Company has received the opinion of Oak Ridge Financial Services Group, Inc., dated the date of this Agreement, substantially to the effect that, as of such date and subject to the limitations and assumptions set forth therein, the

Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

          Section 3.18    Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Plan (the “Company Shareholder Approval”). No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “control share acquisitions” and “business combinations” (as each such term is defined in the MBCA).

          Section 3.19    Material Contracts.

                    (a)         Except as set forth in Section 3.19 of the Company Disclosure Schedule and for this Agreement and the Company Benefit Plans, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) or (ii) any of the following: (A) contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or affiliates to compete in any geographic area or line of business or restrict the persons to whom the Company or any of its existing or future Subsidiaries or affiliates may sell products or deliver services, (B) loan or credit agreement, mortgage, indenture, note or other contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (C) mortgage, pledge, security agreement, deed of trust or other contract granting a Lien on any property or assets of the Company or any of its Subsidiaries, (D) (x) customer or client contract, or (y) any supplier contract that is reasonably likely to involve annual purchases by the Company and its Subsidiaries in excess of $20,000 (in the aggregate) in any of fiscal years 2011, 2012 or 2013, (E) contract (other than customer, client or supply contracts) that involve consideration (whether or not measured in cash) of greater than $20,000, (F) contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (G) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) product or intellectual property design or development contract, (2) license or royalty contract or (3) contract granting a right of first refusal or first negotiation or “most favored nation” status, (H) investment banker engagement or similar agreement pursuant to which any person would be entitled to payment in connection with the Merger, (I) contract which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, and (J) commitment or agreement to enter into any of the foregoing (all contracts of the type described in this Section 3.19(a) being referred to herein as “Company Material Contracts”). Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by or subject to, any agreement, contract, commitment or understanding, oral or written, regarding the sale, license or other transfer of rights or interests in any of the products listed in Section 3.19(a)(1) of the Company Disclosure Schedule. The Company has provided to Parent correct and complete copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto, “side letters” and similar documentation relating thereto.

                    (b)         Each Company Material Contract to which any of the Company or its Subsidiaries is a party or by which any of them is bound is in full force and effect and constitutes the valid and binding obligation of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, constitutes the valid and binding obligation of the other parties thereto. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Section 3.19(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each current customer of the Company or any of its Subsidiaries that has provided notice of an intention (A) to terminate its contract(s) with the Company and/or a Company Subsidiary, (B) not to renew its contract(s) with the Company and/or a Company Subsidiary at the end of the current contract term(s), (C) to substantially reduce its business under its contract or (D) to terminate its contract(s) or business relationship with the Company and/or a Company Subsidiary as a result of the announcement or consummation of the transactions contemplated by the Agreement.

          Section 3.20    Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which are reputable and (ii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Merger will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

          Section 3.21    Title To and Sufficiency of Property; Liens; Leases.

                    (a)         Each of the Company and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property and its tangible properties and assets, in each case subject to no Liens, except for: (i) Liens reflected in the consolidated balance sheet of the Company as of December 31, 2008; (ii) Liens consisting of zoning or planning restrictions, easements, Permits and other restrictions or limitations on the use of real property or irregularities in title thereto or matters that would be disclosed by an accurate survey of the real property, and (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith. Each of the Company and its Subsidiaries is in compliance with the terms of all leases of tangible properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                    (b)         All tangible assets owned or used by the Company and its Subsidiaries in the operation of their respective businesses (including all assets held by the Company and its Subsidiaries under leases and licenses) are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the conduct of such businesses as currently conducted.

                    (c)         Section 3.21(c) of the Company Disclosure Schedule sets forth the address or other description of each parcel of real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Owned Real Property.

                    (d)         Each lease (a “Real Property Lease”) of real property used by the Company or its Subsidiaries in the conduct of their business as currently conducted is listed in Section 3.21(d) of the Company Disclosure Schedule (“Leased Real Property”).

(i) Each Real Property Lease relating to a Leased Real Property has been duly authorized and executed by the Company or such Subsidiary, as applicable.

                        (ii)    Neither the Company nor any Subsidiary is in default in any material respect under any Real Property Lease relating to a Leased Real Property, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default in any material respect by the Company or such Subsidiary, as applicable.

(iii) To the knowledge of the Company, no other party to any Real Property Lease relating to a Leased Real Property is in default in any material respect under any such lease.

                        (iv)   Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease relating to a Leased Real Property.

                    (e)         No assessment for public improvement, which is due and remaining unpaid, has been made against any Owned Real Property or Leased Real Property, and, to the Company’s knowledge, there are no currently proposed or pending assessments for public improvements against the Owned Real Property or Leased Real Property to which the Company or any of its Subsidiaries will be responsible. Since January 1, 2004, there has been no condemnation or eminent domain proceeding filed, or to the knowledge of the Company, threatened, which has had, or would reasonably be expected to have, an adverse effect on a portion of, or the Company or any Subsidiary’s use of a portion of, the Owned Real Property or Leased Real Property.

          Section 3.22     Finders or Brokers. Except for fees relating to the opinion described in Section 3.17, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          Section 3.23     Voting Agreements. Each of the directors and executive officers of the Company has executed and delivered to Parent the voting agreements in the form of Exhibit B attached hereto (the “Voting Agreements”).

          Section 3.24     Off-Balance Sheet Arrangements. Section 3.24 of the Company Disclosure Schedule describes (to the extent not previously disclosed in the Company SEC Documents), and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Company or its Subsidiaries since January 1, 2004 in effect on the date hereof.

          Section 3.25     Compliance with Insider Trading Laws. As of the Closing, neither the Company, nor its Subsidiaries, nor any director or officer of the Company will have purchased or sold any securities of (a) Parent from January 1, 2009 through the Closing or (ii) the Company from June 30, 2008 through the Closing.

          Section 3.26     Illegal Payments. Neither the Company, its Subsidiaries or, to the knowledge of the Company, any officer, director or employee of the Company or its Subsidiaries has: (a) used any funds of the Company or its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any Governmental Entity official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as disclosed in forms, documents and reports required to be filed or furnished prior to the date hereof by Parent with the SEC (such documents and reports, together with any reports filed by Parent with the SEC on a voluntary basis on Form 8-K, the “Parent SEC Documents”), to the extent the relevance of the disclosure is readily apparent and excluding any disclosures included in any such Parent SEC Document that are predictive or cautionary in nature, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

          Section 4.1     Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate or articles of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

          Section 4.2     Corporate Authority Relative to This Agreement; No Violation.

                    (a)         Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Plan). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                    (b)         The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Articles of Merger, (ii) compliance with applicable federal or state antitrust, competition or similar Laws of any foreign jurisdiction, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (v), collectively, the “Parent Approvals”), and other than any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                    (c)         The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien (other than Parent Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect. “Parent Permitted Lien” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith, provided adequate accruals or reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent.

          Section 4.3     Investigations; Litigation. There is no action, suit, proceeding or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against or relating to Parent or Merger Sub at Law or in equity, or before any Governmental Entity, that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          Section 4.4     Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $.01 per share, one hundred (100) of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Date will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Except in respect of the Prior Agreement and the Settlement Agreement (to which Merger Sub was and is a party, as the case may be), Merger Sub (a) has not conducted any business prior to the date hereof and (b) has, and prior to the Effective Date will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          Section 4.5     No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

          Section 4.6     Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          Section 4.7     Lack of Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any of their affiliates, beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which

Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

          Section 4.8     Absence of Arrangements with Management. Other than as contemplated by this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Date.

ARTICLE V

COVENANTS AND AGREEMENTS

          Section 5.1     Conduct of Business by the Company and Parent.

                    (a)         From and after the date hereof and prior to the Effective Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, or (iii) as may be contemplated or required by this Agreement, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them;

                    (b)         The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Date, without the prior written consent of Parent, the Company will not, and will not permit any of its Subsidiaries to:

                       (i)      amend its articles or certificate of incorporation, bylaws, partnership or joint venture agreements or other organizational documents (except to the extent required to comply with applicable Law or its obligations hereunder);

                       (ii)     combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its respective Subsidiaries;

(iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

                       (iv)     except as required by Company Benefit Plans, (A) (1) increase the compensation or other benefits payable or provided to directors or executive officers of the Company or, (2) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to employees who are not directors or executive officers of the Company, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

                          (v)     change any of its financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

                          (vi)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement) other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options, and (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

                          (viii)   incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on materially no less favorable terms.

                          (ix)    sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than the Company Permitted Liens) or otherwise dispose of any properties or assets, including any capital stock of Subsidiaries, except in the ordinary course of business consistent with past practice or as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, subject to the limitations of Section 5.5(b);

(x) alter, modify, amend, terminate, waive any rights or exercise any option under any Company Material Contract in any material respect in a manner which is adverse to the Company;

(xi) enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice or enter into any collective bargaining agreement;

                          (xii)    (A) make, change or revoke any Tax election, (B) file any amended Tax Return, (C) settle or compromise any liability for Taxes or surrender any claim for a refund of Taxes, other than in the case of clauses (B) and (C) hereof in respect of any Taxes that have been identified in the reserves for Taxes in the Company’s GAAP financial statements included in the Company’s SEC Documents, (D) change any accounting method, practice or policy in respect of Taxes except as required by applicable Law, (E) prepare any Tax Returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries with respect to the treatment of items on such Tax Returns, or (F) incur any liability for Taxes other than in the ordinary course of business (including as a result of the operation of the business in the ordinary course);

                          (xiii)   make any capital expenditure, financing or expenditures which (i) involves the purchase of real property or (ii) is in excess of $5,000 individually or $20,000 in the aggregate, other than capital expenditures pursuant to contracts entered into prior to the date hereof (all of which contracts are listed in Section 3.19 of the Company Disclosure Schedule);

(xiv) acquire, sell, lease or dispose of any assets outside the ordinary course of business;

                          (xv)    acquire, directly or indirectly (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person or (B) except in the ordinary course of business consistent with past practice, any assets;

                          (xvi)   make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person;

                          (xvii)  pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with the terms of such liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xviii) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole;

                          (xix)   adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by Law, administrative order or the terms of this transaction;

(xx) reduce the prices of products sold or services performed for customers except in the ordinary course of business;

(xxi) modify in any material respects any current investment policies or investment practices, except as required by or to accommodate changes in applicable Law;

(xxii) enter into any transaction or take any action or fail to take any action which would result in any of the representations and warranties contained in this Agreement not being true and correct;

(xxiii) take any action or permit any other action to occur which might have a Company Material Adverse Effect; or

(xxiv) agree, in writing or otherwise, to take any of the foregoing actions.

                    (c)         Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Date, Parent shall not, and shall not permit any of its Subsidiaries to take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 5.2     Investigation.

                    (a)         The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access, throughout the period prior to the earlier of the Effective Date and the Termination Date, to its and its Subsidiaries’ management, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Such reasonable access shall include, without limitation, access to properties currently owned, operated, leased or otherwise used by the Company or any of its Subsidiaries to conduct environmental sampling and analysis. Within five (5) days from the date of this Agreement, the Company shall, and cause its Subsidiaries and their respective Company Representatives to, provide Parent Representatives reasonable access to its and its Subsidiaries’ customers for the conduct of due diligence.

                    (b)         Parent hereby agrees that all information provided to it or Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Information, as such term is used in, and shall be treated in accordance with, the Mutual Nondisclosure Agreement, dated as of September 24,

2010, between the Company and Parent (the “Nondisclosure Agreement”), the terms of which are hereby specifically incorporated into this Agreement.

          Section 5.3     No Solicitation.

                    (a)         The Company shall and shall cause its Subsidiaries to, and shall use their best efforts to cause its and their respective officers, employees, accountants, consultants, legal counsel, financial advisor and agents and other representatives (collectively, “Company Representatives”) to, (x) immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an Alternative Proposal or potential Alternative Proposal and (y) immediately request the prompt return from all such persons, or the destruction by such persons, of all copies of confidential information previously provided to such persons by the Company, its Subsidiaries or their respective Company Representatives and shall deny access to any virtual data room containing any such information to any person (other than Parent and Parent Representatives). The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its best efforts to cause its and their respective Company Representatives not to, directly or indirectly, (i) solicit, initiate, cause or knowingly encourage directly or indirectly (including by way of furnishing information) any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any information regarding the Company or any Alternative Proposal to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, or (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3. Without limiting the foregoing, it is understood that any action taken by Company Representatives that would be a violation of the restrictions set forth in Section 5.3 if taken by the Company shall be deemed to be a breach of Section 5.3 by the Company.

                    (b)         Notwithstanding the limitations set forth in this Section 5.3, prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval), if (A) the Company receives a bona fide written Alternative Proposal made after the date hereof which the Board of Directors of the Company determines in good faith, by resolution duly adopted (i) constitutes a Superior Proposal or (ii) is reasonably likely to result in a Superior Proposal, and (B) the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions (only after providing Parent concurrent notice of its intention to take such actions and after receiving from the third party an executed agreement containing confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement): (x) furnish information to the person (including such person’s representatives) making such Alternative Proposal, and (y) engage in discussions or negotiations with such person (including such person’s representatives) with respect to the Alternative Proposal. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof and shall provide to Parent a correct and complete copy of any information provided or made available to any person pursuant to this paragraph at the same time such information is provided or made available to such other person.

                    (c)         The Company will promptly notify Parent (within 24 hours) of the receipt of any Alternative Proposal and shall, in any such notice to Parent, indicate the identity of the person making such proposal and the material terms and conditions of such proposal, shall include with such notice a copy of such proposal, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of such proposal (and the Company shall provide Parent promptly (within 24 hours) with copies of any additional written materials received that relate to such proposal).

                    (d)         Except as expressly permitted by this Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval of this Agreement and the Plan or the recommendation by such Board of Directors or committee that shareholders of the Company approve this Agreement and the Plan, (B) approve or recommend, or propose publicly to approve or recommend, any Alternative Proposal or (C) in the event of a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within fifteen (15) business days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 5.3(b)) (each a “Company Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to this Section 5.3(d), the Board of Directors of the Company may (1) make a Change of Recommendation if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so would be reasonably like to be inconsistent with the directors’ fiduciary duties under applicable Law or (2) in response to a Superior Proposal, cause the Company to terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement, subject to satisfaction of its obligations under Section 7.2; provided, however, that the Board of Directors of the Company shall not be entitled to exercise its right to terminate this Agreement pursuant to Section 7.1(f) until immediately after the third business day following Parent’s receipt of written notice (a “Superior Proposal Termination Notice”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including a description of the material terms of the Superior Proposal that is the basis for the proposed action of the Board of Directors of the Company (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Board of Directors of the Company shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until immediately after the third business day following Parent’s receipt of a Superior Proposal Termination Notice with respect to such

Superior Proposal as so amended). In connection with any Superior Proposal Termination Notice, the Company agrees that, until immediately after the third business day following Parent’s receipt of such Superior Proposal Termination Notice, the Company and its Representatives shall (if Parent so requests) negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to make a Change of Recommendation or terminate this Agreement in response to a Superior Proposal, the Board of Directors of the Company shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into and for which all internal approvals of Parent have been obtained, since receipt of the applicable Superior Proposal Termination Notice, and shall not make a Change of Recommendation or terminate this Agreement unless, prior to the effectiveness of such Change of Recommendation or termination, the Board of Directors of the Company shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Parent, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

                    (e)         Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from issuing a “stop, look and listen” statement pending disclosure of its position, in accordance with the provisions of Section 5.3(d), contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

                    (f)         As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any person or “group” (as defined in Section 13(d) of the Exchange Act) prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) regarding (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person or group of fifteen percent (15%) or more of the fair market value of the assets of the Company and its Subsidiaries or (iii) the acquisition by any person or group of fifteen percent (15%) or more of the outstanding shares of Company Common Stock.

                    (g)         As used in this Agreement “Superior Proposal” shall mean a bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis, which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by this Agreement.

          Section 5.4     Proxy Statement; Company Meeting.

                    (a)         As soon as practicable following the date of this Agreement, and in no case more than thirty (30) days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, which shall, include the Recommendation. The

Company shall use its best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) obtain clearance from the SEC to mail the Proxy Statement as soon as practicable, and (iii) cause the Proxy Statement to be mailed to the shareholders of the Company promptly upon such clearance. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and Company Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings. If at any time prior to the Effective Date any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.4(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company. Parent and Merger Sub shall provide to the Company, in a timely manner, with such information as is required to be included in the Proxy Statement under the Exchange Act with respect to it or them and the rules promulgated thereunder and such other information as the Company may reasonably request for inclusion in the Proxy Statement.

                    (b)         The Company shall (i) take all action necessary in accordance with the MBCA and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purposes of (A) obtaining the Company Shareholder Approval and (B) in the event such meeting is also the Company’s annual meeting of shareholders, the election of directors and such other purposes as the Company may determine (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Plan. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal.

          Section 5.5     Reasonable Best Efforts.

                    (a)         Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any party hereto be required to pay prior to the Effective Date any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

                    (b)         Without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations, clearances or approvals, (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Notwithstanding anything in this Section 5.5 to the contrary, in no event will Parent or Merger Sub be obligated to, and the Company and its Subsidiaries will not, propose or agree to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that would (i) involve assets or operations of Parent or any of its affiliates or (ii) reasonably be expected to result in a Company Material Adverse Effect; provided, that for solely the purposes of this Section 5.5(b), a Company Material Adverse Effect shall include, without limitation, the divestiture of businesses, product lines or assets that accounted for 15% or more of the Company’s and its Subsidiaries’ consolidated fiscal year 2010 EBITDA. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or Merger Sub be obligated to, and the Company and its Subsidiaries will not, propose or agree to accept any undertaking or condition to enter into any consent decree or hold separate order, to make any divestiture, to accept any operational restriction or limitation, or to take any other action that would involve assets or operations of the Company or any of its affiliates in order to satisfy the condition set forth in Section 6.1.

                    (c)         In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.5.

                    (d)         For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

          Section 5.6     Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall be or become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          Section 5.7     Public Announcements. The Company and Parent will, to the extent practicable, consult with and provide each other the opportunity to review any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and, to the extent practicable, shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

          Section 5.8     Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Date. Prior to the Effective Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

          Section 5.9     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the transactions contemplated hereby, and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause the failure of any condition to consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

          Section 5.10     Security Holder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Company, its Subsidiaries and/or their respective directors relating to this Agreement, the Merger or the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent will not be unreasonably withheld or delayed.

          Section 5.11     Company Stock Options.

                    (a)         As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Benefit Plan) shall adopt such resolutions and take such other actions as may be required to effect the following related to each option to purchase or acquire shares of Company Common Stock, held by an employee, director or consultant of the Company or any Subsidiaries (collectively, the “Company Stock Options”):

(i) effective as of the Effective Date, the vesting of each unvested Company Stock Option shall be accelerated so that all Company Stock Options shall be fully vested as of the Effective Date;

                       (ii)    effective as of the Effective Date, each Company Stock Option (whether vested or not) outstanding immediately prior to the Effective Date with an exercise price per share that is less than the Merger Consideration shall be cancelled by the Company in exchange for the right to receive, without interest, a cash amount equal to the product of (A) the excess, if any, of (x) the Merger Consideration, over (y) the exercise price per share of such Company Stock Option, multiplied by (B) the total number of shares of Company Common Stock subject to such Company Stock Option (such product referred to herein as “Option Consideration”); and

                       (iii)   effective as of the Effective Date, each Company Stock Option outstanding as of the Effective Date with an exercise price per share that is equal to or greater than the Merger Consideration shall be terminated, without any consideration therefor.

                    (b)         The Company shall ensure that following the Effective Date, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein.

          Section 5.12    Termination of 401(a) Plans. Prior to the Closing, the Company shall take all requisite corporate action to terminate any and all Company Benefit Plans qualified under Section 401(a) of the Code that have been provided to the employees of the Company, its Subsidiaries or any of its ERISA Affiliates. The Company acknowledges and agrees that the employees’ participation, if any, in any such Company Benefit Plan shall be terminated effective prior to the Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

          Section 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Date of the following conditions:

                    (a)         The Company Shareholder Approval shall have been obtained.

                    (b)         No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

                    (c)         All consents, approvals and actions of, filings with and notices required in connection with consummation of the Merger on the terms contemplated hereby shall have been obtained or made.

          Section 6.2     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

                    (a)         The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                    (b)         Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date.

                    (c)         Parent shall have delivered to the Company a certificate, dated the Effective Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

          Section 6.3     Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

                    (a)         The representations and warranties of the Company with respect to itself and its Subsidiaries set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (b)         The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date.

                    (c)         During the period from the date of this Agreement to the Closing Date, there shall not have occurred any Company Material Adverse Effect that continues to exist on the Closing Date and as of the Effective Date.

                    (d)         The equity capitalization of the Company and its Subsidiaries (including all subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock by the Company or any Subsidiary) shall, as of the Closing Date and not as of the earlier dates set forth in Section 3.2, be as set forth in Section 3.2 and in Section 3.2 of the Company Disclosure Schedule.

                    (e)         The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), 6.3(b), 6.3(c) and 6.3(d) have been satisfied.

                    (f)         Parent and Merger Sub shall have been furnished with the opinion of Gray, Plant & Mooty, counsel to the Company, as dated of the Closing Date, in the form of Exhibit C attached hereto.

          Section 6.4     Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

          Section 7.1     Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Date, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

                    (a)         by the mutual written consent of the Company and Parent;

                    (b)         by either the Company or Parent if (i) the Effective Date shall not have occurred on or before March 31, 2011 (the “End Date”), and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

                    (c)         by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable efforts to remove such injunction;

                    (d)         by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained or by Parent if the Company Meeting shall not have concluded prior to the close of business on the day prior to the End Date;

                    (e)         by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

                    (f)         by the Company, prior to the Company Shareholder Approval, if the Board of Directors of the Company determines to accept and/or enter into an agreement for a Superior Proposal; provided, however, that the Company shall have complied with the provisions of Section 5.3;

                    (g)         by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination;

                    (h)         by Parent, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement or has made a Change of Recommendation; and

                    (i)         by Parent if holders of five percent (5%) or more of the Shares have exercised dissenters’ rights in accordance with Section 302A.471 et seq. of the MBCA.

          Section 7.2     Effect of Termination.

                    (a)         In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(h), (ii) this Agreement is terminated after December 31, 2010 by the Company pursuant to Section 7.1(f) or (iii) (A) an Alternative Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal, (B) thereafter this Agreement is terminated (I) by Company pursuant to Section 7.1(b) or (II) by either Parent or the Company pursuant to Section 7.1(d) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Alternative Proposal (regardless of whether such Alternative Proposal is made before or after termination of this Agreement), then the Company shall pay Parent a fee equal to $330,000 (the “Termination Fee”) plus Expenses of up to $100,000, by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C) above. “Expenses” shall mean the cash amount necessary to reimburse Parent, Merger Sub and each of their respective affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Merger, this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement (including the fees and expenses of counsel, investment banking firms or financial advisors and their respective counsel and representatives).

                    (b)         The Company and Parent acknowledge and agree that the agreements contained in Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 7.2(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

                    (c)         In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Sections 5.2(b), 7.2, 8.2, 8.4, 8.5, 8.6 and 8.10, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII

MISCELLANEOUS

          Section 8.1     No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

          Section 8.2     Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

          Section 8.3     Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

          Section 8.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

          Section 8.5     Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement non-exclusively in the Minnesota State Courts and any state appellate court therefrom (or, if the Minnesota State Courts decline to accept jurisdiction over a particular matter, any state or federal court within the State of Minnesota). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, may be brought and determined non-exclusively in the Minnesota State Courts and any state appellate court therefrom (or, if the Minnesota State Courts decline to accept jurisdiction over a particular matter, any state or federal court within the State of Minnesota). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 8.6     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.7     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent and Merger Sub:

CARDIONET, INC.
227 Washington Street #300
Conshohocken, PA 19428
Attn: Director of Legal Services
Phone: (610) 729-5066
Facsimile: (866) 924-2464

With copies to:

MORGAN, LEWIS & BOCKIUS LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Timothy Maxwell, Esq.
Phone: (215) 963-5438
Facsimile: (215) 963-5001

To the Company:

BIOTEL INC.
1285 Corporate Center Drive, Suite 150
Eagan, Minnesota 55121
Attn: Steve Springrose, Chief Executive Officer
Phone: (651) 286-8623
Facsimile: (651) 286-8630

With copies to:

GRAY PLANT & MOOTY
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Lindley S. Branson, Esq.
Phone: (612) 632-3024
Facsimile: (612) 632-4024

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

          Section 8.8     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 8.9     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon any determination that a term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.10     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Settlement Agreement and the Nondisclosure Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 2.1(a), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.11     Amendments; Waivers. At any time prior to the Effective Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

          Section 8.12     Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.13     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

          Section 8.14     Definitions.

                    (a)         References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule after conducting reasonable inquiry about the accuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule after conducting reasonable inquiry about the accuracy of the Company or its Subsidiaries contained in this Agreement. As used in this Agreement “fiscal year” shall mean the Company’s fiscal year ending June 30. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

                    (b)         Each of the following terms is defined on the pages set forth opposite such term:

Term	Section
affiliates	8.14(a)
Agreement	Preamble
Alternative Proposal	5.3(f)
Bankruptcy and Equity Exception	3.3(a)
business day	8.14(a)
Articles of Merger	1.3
Certificates	2.2(a)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
Code	2.2(g)

Term	Section
Company	Preamble
Company Acquisition Agreement	5.3(d)
Company Approvals	3.3(b)
Company Benefit Plans	3.9(a)
Company Common Stock	2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Intellectual Property	3.16(a)
Company Material Adverse Effect	3.1(a)
Company Material Contracts	3.19(a)
Company Meeting	5.4(b)
Company Permits	3.7(b)
Company Permitted Lien	3.3(c)
Company Preferred Stock	3.2(a)
Company Representative	5.3(a)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.18
Company Stock Options	5.11(a)
Company Stock Plan	3.2(a)(iii)
control	8.14(a)
Dissenting Shares	2.1(c)
Effective Date	1.3
End Date	7.1(b)
Environmental Claims	3.8(a)
Environmental Law	3.8(b)
ERISA	3.9(a)
ERISA Affiliate	3.9(c)
Exchange Act	3.3(b)
Exchange Fund	2.2(a)
FDA	3.13(a)
fiscal year	8.14(a)
GAAP	3.4(c)
Governmental Entity	3.3(b)
Hazardous Substance	3.8(c)
IRS	3.9(b)

Term	Section
knowledge	8.14(a)
Law	3.7(a)
Laws	3.7(a)
Leased Real Property	3.21(d)
Lien	3.3(c)(iii)
MBCA	1.1
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Company SEC Documents	3.4(a)
Nondisclosure Agreement	5.2(b)
Option Consideration	5.11(a)(ii)
Owned Real Property	3.21(c)
Parent	Preamble
Parent Approvals	4.2(b)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	4.1
Parent Permitted Lien	4.2(c)
Parent Representatives	5.2(a)
Parent SEC Documents	ARTICLE IV
Paying Agent	2.2(a)
person	8.14(a)
Policies	3.20
Prior Agreement	Preamble
Proxy Statement	3.12
Real Property Lease	3.21(d)
Recommendation	3.3(a)(iii)
Regulatory Law	5.5(d)
Sarbanes-Oxley Act	3.4(b)
SEC	3.4(a)
Settlement Agreement	Preamble
Share	2.1(a)
Subsidiaries	8.14(a)
Superior Proposal	5.3(g)

Term	Section
Superior Proposal Termination Notice	5.3(d)
Surviving Corporation	1.1
Tax Return	3.14(c)(ii)
Taxes	3.14(c)(i)
Termination Date	5.1(a)
Termination Fee	7.2(a)
Voting Agreements	3.23

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CARDIONET, INC.

By:	/s/ Heather Getz
Name: Heather Getz
Title: SVP & CFO

GARDEN MERGER SUB, INC.

By:	/s/ Heather Getz
Name: Heather Getz
Title: SVP & CFO

BIOTEL INC.

By:	/s/ B. Steven Springrose
Name: B. Steven Springrose
Title: President & CEO

Exhibit A

PLAN OF MERGER

FOR THE MERGER

OF

GARDEN MERGER SUB, INC.

INTO

BIOTEL INC.

          PLAN OF MERGER (hereinafter referred to as the “Plan”), dated __________ __, 20__, for the merger of Garden Merger Sub, Inc., a Minnesota corporation (the “Merged Corporation”), into Biotel Inc., a Minnesota corporation (the “Surviving Corporation”). (The Merged and Surviving Corporations may be collectively referred to as “Constituent Corporations”).

RECITALS

          A.          The Constituent Corporations are corporations duly organized and existing under the laws of the State of Minnesota.

          B.          The Constituent Corporations are parties to a Merger Agreement, dated as of November 5, 2010, and the merger effected pursuant to this Plan of Merger is being consummated pursuant to such Merger Agreement.

          NOW, THEREFORE, the Constituent Corporations shall be merged into a single corporation, Biotel Inc. a Minnesota corporation, and one of the Constituent Corporations, which shall continue its corporate existence and be the corporation surviving the merger. The terms and conditions of this merger (the “Merger”) and the manner of carrying the same into effect, are as follows:

ARTICLE I
Effective Date of the Merger

          The Effective Date shall be the close of business on __________ __, 20__. At the Effective Date of the Merger, the separate corporate existence of Constituent Corporations will cease and the Constituent Corporations shall be merged in the Surviving Corporation, Biotel Inc., a Minnesota corporation.

ARTICLE II
Governing Laws; Articles of
Incorporation; Authorized Shares

          The Articles of Incorporation of the Merged Corporation shall be the Articles of Incorporation of the Surviving Corporation as of the Effective Date of the Merger; provided, however, that ARTICLE 1 of the Merged Corporation’s Articles of Incorporation shall be amended to read as follows: “The name of this corporation is Biotel Inc.”

ARTICLE III
Bylaws; Registered Office

          The Bylaws of the Merged Corporation shall be the Bylaws of the Surviving Corporation as of the Effective Date of the Merger. The registered office of the Surviving Corporation after the Merger shall be at ___________________________.

ARTICLE IV
Directors and Officers

          The directors of the Merged Corporation as of the Effective Date shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Merged Corporation as of the Effective Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The directors and officers of the Surviving Corporation holding office on the Effective Date shall be deemed to have resigned effective as of the Effective Date.

ARTICLE V
Conversion of Shares in the Merger

          The manner of carrying the Merger into effect, and the manner and basis of converting the shares of the Constituent Corporations into shares of the Surviving Corporation are as follows:

•

Conversion of Surviving Corporation Common Stock. At the Effective Date, each share of common stock, par value $.01 per share, of the Surviving Corporation (such shares, collectively, “Surviving Corporation Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Date other than Dissenting Shares (as hereinafter defined), shall be converted automatically into, and shall thereafter represent the right to receive, $____ in cash (the “Merger Consideration”). All outstanding Shares that have been converted into the right to receive the Merger Consideration as provided in this section shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Date represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

•

Conversion of Merged Corporation Common Stock. Each share of common stock, par value $.01 per share, of the Merged Corporation issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Date, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

•

Dissenters’ Rights. If required by the MBCA (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Date and that are held by holders of such Shares who have not voted in favor of the approval and adoption of this Plan of Merger or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 302A.473 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 302A.473 unless and until any such holder fails to perfect or effectively waives, withdraws or loses his, her or its rights to appraisal and payment under the MBCA. If, after the Effective Date, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Date, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Date, any holder of Dissenting Shares shall cease to have any rights with respect to the Surviving Corporation, except the rights provided in Section 302A.473 of the MBCA and as provided in the previous sentence.

ARTICLE VI
Effect of the Merger

          At the Effective Date of the Merger, the Surviving Corporation shall succeed to and shall possess and enjoy all the rights, privileges, immunities, powers and franchises, both of a public and private nature, of the Constituent Corporations, and all property, real, personal, and mixed, including patents, trademarks, tradenames, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as for all other things in action or all other rights belonging to either of said corporations; and all said property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as effectively as they were of the respective Constituent Corporations, and the title of any real estate vested by deed or otherwise in either of said Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens prior to the Effective Date of the Merger, and all debts, liabilities, and duties of said Constituent Corporations, respectively, shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted in the first instance by the Surviving Corporation.

ARTICLE VII
Filing of Plan of Merger

          Upon adoption and approval of the Plan of Merger by the Boards of Directors and shareholders of the Constituent of Corporations in accordance with Section 302A.613 of the Minnesota Business Corporation Act, Articles of Merger in accordance with Section 302A.615 of the Minnesota Business Corporation Act shall be executed and delivered to the Secretary of State of the State of Minnesota for filing as provided by the Minnesota Business Corporation Act. The Constituent Corporations shall also cause to be performed all necessary acts within the State of Minnesota and elsewhere to effectuate the Merger.

Exhibit B

VOTING AGREEMENT

                VOTING AGREEMENT, dated as of November 5, 2010 (this “Agreement”), by and among CARDIONET, INC., a Delaware corporation (“Parent”), and ____________________________ (“Shareholder”), a shareholder of BIOTEL INC., a Minnesota corporation (the “Company”).

                WHEREAS, concurrently herewith, Parent, GARDEN MERGER SUB., INC., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”); and

                WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and Shareholder are entering into this Agreement; and

                WHEREAS, Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Shareholder set forth in this Agreement and would not enter into the Merger Agreement if Shareholder did not enter into this Agreement.

                NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Shareholder hereby represent, warrant, covenant and agree as follows:

                1.  Shareholder represents and warrants that:

                                a.  Shareholder owns of record and beneficially good and valid title to all of the shares of the capital stock of the Company, and options to acquire shares of capital stock of the Company, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of the Company owned by Shareholder.  For purposes hereof, the capital stock of the Company and the options to acquire capital stock of the Company set forth on Exhibit A attached hereto shall be referred to herein as the “Stock”.

                                b.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in default) under, or result in the creation of any lien on any such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) any judgment, order or ruling applicable to Shareholder, or (iii) the organizational documents of Shareholder, if applicable.

                                c.  Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of the Shareholder are required in order to consummate the transaction contemplated hereby.  This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

                2.  When a meeting of the shareholders of the Company is held for the purpose of considering the Merger Agreement and the Merger (such meeting referred to herein as the “Meeting”), Shareholder shall (a) appear at the Meeting or otherwise cause the Stock to be counted as present at the Meeting for the purpose of establishing a quorum; (b) at the Meeting, vote, or cause to be voted, all of the Stock, in person or by proxy, for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (c) at the Meeting (or any other meeting of shareholders of the Company), vote, or cause to be voted, all of the Stock, in person or by proxy, against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement, including the Merger, unless and until the Company has terminated the Merger Agreement in accordance with the terms and conditions of the Merger Agreement.

                3.  Shareholder hereby grants an irrevocable proxy appointing Parent, by its duly authorized officers and representatives, as Shareholder’s sole and exclusive and true and lawful agent and attorney-in-fact, with full power of substitution, to vote all Stock that Shareholder is entitled to vote, express consent or dissent or otherwise to utilize such voting power in such manner and upon any of the matters referred to in Paragraph 2 above, to the same extent and with the same effect as Shareholder might or could do under any applicable laws or regulations governing the rights and powers of shareholders of the Company.  This proxy shall become effective as of the date hereof and shall expire upon termination of this Agreement.  Shareholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable and binding upon any and all transferees of the Stock so long as it remains in effect pursuant to the terms hereof.

                4.  The proxy granted by Shareholder pursuant to Paragraph 3 above and Shareholder’s entrance into this Agreement is in consideration of Parent’s entrance into the Merger Agreement.  The proxy granted by Shareholder pursuant to Paragraph 3 above is meant to secure Shareholder’s performance of this Agreement.  This proxy/power of attorney shall not terminate on disability of the Shareholder.  Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Stock.

                5.  Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

                6.  Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder’s voting rights with respect to the Stock, except to a person who is a party to a voting agreement with Parent in the form of this Agreement.

                7.  Shareholder expressly agrees and acknowledges that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof, and that Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                8.  This Agreement constitutes the entire agreement of Shareholder with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of Shareholder with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of Shareholder.  This Agreement shall terminate automatically upon the termination of the Merger Agreement.

                9.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                10.  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

                11.  It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Stock and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of the Company or any of its subsidiaries.

                IN WITNESS WHEREOF, Parent and Shareholder have executed or caused to be executed this Agreement as of the date first written above.

CARDIONET, INC.:

By
Name:
Title:

SHAREHOLDER:

Name:

[Signature Page to Voting Agreement]

Exhibit A

Name of Shareholder	Number of Shares Owned	Number of Shares Subject to Stock Options